The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Trigger PLUS and we are not soliciting an offer to buy the Trigger PLUS in any state where the offer or sale is not permitted.

Subject to Completion. Dated July 12, 2023

July 2023 Registration Statement No. 333-265158 Pricing Supplement dated July , 2023 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Dual Directional Trigger PLUS Based on the Value of the iShares® MSCI Emerging Markets ETF due August 5, 2026

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) will pay no interest and do not guarantee any return of principal at maturity. Instead, if the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the underlier, subject to the maximum payment at maturity. If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, which is equal to 80% of the initial underlier value, at maturity investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline of the underlier from the initial underlier value. Because the trigger value is 20% less than the initial underlier value, any positive return in the event that the final underlier value is less than the initial underlier value is limited to 20%. However, if the final underlier value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 80% of the stated principal amount and could be zero. The Trigger PLUS are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of positive performance of the underlier, and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value and greater than or equal to the trigger value. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the Trigger PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Trigger PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	iShares® MSCI Emerging Markets ETF (Bloomberg ticker symbol “EEM”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date†:	July 31, 2023
Original issue date†:	August 3, 2023
Valuation date†:	July 31, 2026
Maturity date*†:	August 5, 2026
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per Trigger PLUS determined as follows:

•

If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

•

If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$1,000 + ($1,000 × absolute value return)

In this scenario, you will receive a positive 1% return on the Trigger PLUS for each 1% decrease of the underlier. In no event will this amount exceed the stated principal amount plus $200.00.

•

If the final underlier value is less than the trigger value:

$1,000 × underlier performance factor

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the Trigger PLUS. Any payment on the Trigger PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Trigger PLUS (or the trustee on behalf of the holders of the Trigger PLUS), by acquiring the Trigger PLUS, each holder and beneficial owner of the Trigger PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	At least $1,386.00 per Trigger PLUS (at least 138.60% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 × upside leverage factor × underlier return
Upside leverage factor:	200%. The upside leverage factor applies only if the final underlier value is greater than the initial underlier value.
Trigger value*:	$ , which is 80% of the initial underlier value (rounded to two decimal places)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Absolute value return:	The absolute value of the underlier return. For example, a -5% underlier return will result in a +5% absolute value return.
Underlier performance factor:	final underlier value / initial underlier value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per Trigger PLUS	$1,000	$1,000	$25.00(2) $5.00(3)	$970.00
Total	$	$	$	$
(1)	Our estimated value of the Trigger PLUS on the pricing date, based on our internal pricing models, is expected to be between $921.80 and $951.80 per Trigger PLUS. The estimated value is expected to be less than the initial issue price of the Trigger PLUS. See “Additional Information Regarding Our Estimated Value of the Trigger PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $25.00 for each Trigger PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each Trigger PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Trigger PLUS and hold such Trigger PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the Trigger PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of Trigger PLUS available for secondary trading and, therefore, could adversely affect the price of the Trigger PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 14 of this document and beginning on page S-9 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and underlying supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The Trigger PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS constitute our unsecured and unsubordinated obligations. The Trigger PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated May 23, 2022	Prospectus Supplement dated June 27, 2022	Underlying Supplement dated June 27, 2022

Dual Directional Trigger PLUS Based on the Value of the iShares® MSCI Emerging Markets ETF due August 5, 2026

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial underlier value*:	$ , which is the closing price of the underlier on the pricing date
Final underlier value*:	The closing price of the underlier on the valuation date
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation agent:	Barclays Bank PLC
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06745MSM1 / US06745MSM19
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, may accelerate the maturity date. In addition, in the case of certain events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value, trigger value and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the Trigger PLUS remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day or if a market disruption event occurs on the valuation date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.
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Additional Terms of the Trigger PLUS

You should read this document together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which the Trigger PLUS are a part, and the underlying supplement dated June 27, 2022. This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

▪	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

▪	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Additional Information Regarding Our Estimated Value of the Trigger PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the Trigger PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Trigger PLUS on the pricing date is expected to be less than the initial issue price of the Trigger PLUS. The difference between the initial issue price of the Trigger PLUS and our estimated value of the Trigger PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the Trigger PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Trigger PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Trigger PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the Trigger PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Trigger PLUS and/or any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 14 of this document.

You may revoke your offer to purchase the Trigger PLUS at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their pricing date. In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Trigger PLUS (or the trustee on behalf of the holders of the Trigger PLUS), by acquiring the Trigger PLUS, each holder and beneficial owner of the Trigger PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Trigger PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Trigger PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Trigger PLUS such shares, securities or obligations); (iii) the cancellation of the Trigger PLUS and/or (iv) the amendment or alteration of the maturity of the Trigger PLUS, or amendment of the amount of interest or any other amounts due on the Trigger PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Trigger PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Trigger PLUS further acknowledges and agrees that the rights of the holders or beneficial owners of the Trigger PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Trigger PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Investment Summary

Dual Directional Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Value of the iShares® MSCI Emerging Markets ETF due August 5, 2026 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the upside leverage factor

▪	To provide an unleveraged positive return in the event of a decline of the underlier from the pricing date to the valuation date, but only if the final underlier value is greater than or equal to the trigger value

If the final underlier value is less than the trigger value, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately three years
Upside leverage factor:	200% (applicable only if the final underlier value is greater than the initial underlier value)
Maximum payment at maturity:	At least $1,386.00 per Trigger PLUS (at least 138.60% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Trigger value*:	80% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Interest:	None

Key Investment Rationale

The Trigger PLUS are for investors who seek an equity exchange-traded fund-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of positive performance of the underlier, and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value and greater than or equal to the trigger value. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Absolute Return Feature	The Trigger PLUS offer investors the potential for an unleveraged positive return at maturity if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value.
Upside Scenario if the Underlier Appreciates	The final underlier value is greater than the initial underlier value. In this case, at maturity, the Trigger PLUS pay the stated principal amount of $1,000 plus a return equal to 200% of the underlier return, subject to the maximum payment at maturity of at least $1,386.00 per Trigger PLUS (at least 138.60% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
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Absolute Return Scenario	The final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value. In this case, at maturity, the Trigger PLUS pay a positive 1% return for each 1% decrease of the underlier. For example, if the final underlier value is 5% less than the initial underlier value, the Trigger PLUS will provide a total positive return of 5% at maturity. Because the trigger value is 20% less than the initial underlier value, any positive return in the event that the final underlier value is less than the initial underlier value is limited to 20%.
Downside Scenario	The final underlier value is less than the trigger value. In this case, at maturity, the Trigger PLUS pay less than 80% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the Trigger PLUS will pay $450.00 per Trigger PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, investors could lose their entire investment in the Trigger PLUS.
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Selected Purchase Considerations

The Trigger PLUS are not appropriate for all investors. The Trigger PLUS may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value or less than the initial underlier value but greater than or equal to the trigger value, and you are willing and able to accept the risk that, if the final underlier value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the Trigger PLUS.

▪	You understand and accept that the upside leverage feature applies only to any positive performance of the underlier and that any potential upside return on the Trigger PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept that the absolute return feature applies only if the underlier does not decrease from the initial underlier value by more than 20%, that any positive return in the event that the final underlier value is less than the initial underlier value is limited to 20% and that any decline in the final underlier value from the initial underlier value by more than 20% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the securities held by the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Trigger PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the Trigger PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Trigger PLUS may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the trigger value, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion, and possibly all, of the stated principal amount of the Trigger PLUS.

▪	You are unwilling or unable to accept that the upside leverage feature applies only to any positive performance of the underlier or you seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept that the absolute return feature applies only if the underlier does not decrease from the initial underlier value by more than 20%, that any positive return in the event that the final underlier value is less than the initial underlier value is limited to 20% or that any decline in the final underlier value from the initial underlier value by more than 20% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Trigger PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the Trigger PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

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You must rely on your own evaluation of the merits of an investment in the Trigger PLUS. You should reach a decision whether to invest in the Trigger PLUS after carefully considering, with your advisors, the appropriateness of the Trigger PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Trigger PLUS for investment.

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How the Dual Directional Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Upside leverage factor:	200% (applicable only if the final underlier value is greater than the initial underlier value)
Trigger value:	80% of the initial underlier value
Hypothetical maximum payment at maturity:	$1,386.00 per Trigger PLUS (138.60% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.

Trigger PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the hypothetical terms of the Trigger PLUS, investors will realize the maximum payment at maturity at a final underlier value of 119.30% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 6% return, or $1,060.00 per Trigger PLUS.

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▪	If the underlier appreciates by 50%, investors would receive only the hypothetical maximum payment at maturity of $1,386.00 per Trigger PLUS, or 138.60% of the stated principal amount.

▪	Absolute Return Scenario. If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, at maturity investors will receive a positive 1% return on the Trigger PLUS for each 1% decrease of the underlier.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive a 5% return, or $1,050.00 per Trigger PLUS.

▪	Downside Scenario. If the final underlier value is less than the trigger value, at maturity investors will receive an amount that is less than 80% of the $1,000 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the Trigger PLUS.

▪	For example, if the underlier depreciates by 50%, investors would lose 50% of their principal and receive only $500.00 per Trigger PLUS at maturity, or 50% of the stated principal amount.

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What Is the Total Return on the Trigger PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Trigger PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.00. The table and examples set forth below assume a hypothetical initial underlier value of $100.00, a hypothetical trigger value of $80.00 (or 80% of the hypothetical initial underlier value) and a hypothetical maximum payment at maturity of $1,386.00 per Trigger PLUS (138.60% of the stated principal amount) and reflect the upside leverage factor of 200%. The hypothetical initial underlier value of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “iShares® MSCI Emerging Markets ETF Overview” below for recent actual values of the underlier. The actual initial underlier value, trigger value and maximum payment at maturity will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Trigger PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Trigger PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Absolute Value Return	Payment at Maturity	Total Return on Trigger PLUS
$150.00	50.00%	N/A	N/A	$1,386.00	38.60%
$140.00	40.00%	N/A	N/A	$1,386.00	38.60%
$130.00	30.00%	N/A	N/A	$1,386.00	38.60%
$120.00	20.00%	N/A	N/A	$1,386.00	38.60%
$119.30	19.30%	N/A	N/A	$1,386.00	38.60%
$110.00	10.00%	N/A	N/A	$1,200.00	20.00%
$105.00	5.00%	N/A	N/A	$1,100.00	10.00%
$102.50	2.50%	N/A	N/A	$1,050.00	5.00%
$100.00	0.00%	N/A	0.00%	$1,000.00	0.00%
$95.00	-5.00%	N/A	5.00%	$1,050.00	5.00%
$90.00	-10.00%	N/A	10.00%	$1,100.00	10.00%
$85.00	-15.00%	N/A	15.00%	$1,150.00	15.00%
$80.00	-20.00%	N/A	20.00%	$1,200.00	20.00%
$79.99	-20.01%	79.99%	N/A	$799.90	-20.01%
$70.00	-30.00%	70.00%	N/A	$700.00	-30.00%
$60.00	-40.00%	60.00%	N/A	$600.00	-40.00%
$50.00	-50.00%	50.00%	N/A	$500.00	-50.00%
$40.00	-60.00%	40.00%	N/A	$400.00	-60.00%
$30.00	-70.00%	30.00%	N/A	$300.00	-70.00%
$20.00	-80.00%	20.00%	N/A	$200.00	-80.00%
$10.00	-90.00%	10.00%	N/A	$100.00	-90.00%
$0.00	-100.00%	0.00%	N/A	$0.00	-100.00%
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Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $1,000 + ($1,000 × upside leverage factor × underlier return) and (b) $1,386.00

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($150.00 – $100.00) / $100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $1,000 × upside leverage factor × underlier return = ($1,000 × 200% × 50.00%) = $1,000.00

Because $1,000 plus the leveraged upside payment of $1,000.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $1,386.00 per Trigger PLUS, representing a total return of 38.60% on the Trigger PLUS.

Example 2: The value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $102.50.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $1,000 + ($1,000 × upside leverage factor × underlier return) and (b) $1,386.00

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($102.50 – $100.00) / $100.00 = 2.50%

Next, calculate the leveraged upside payment:

leveraged upside payment = $1,000 × upside leverage factor × underlier return = ($1,000 × 200% × 2.50%) = $50.00

Because $1,000 plus the leveraged upside payment of $50.00 is less than the maximum payment at maturity, the payment at maturity is equal to $1,050.00 per Trigger PLUS, representing a total return of 5.00% on the Trigger PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $90.00.

Because the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × absolute value return)

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = ($90.00 – $100.00) / $100.00 = -10.00%

Next, calculate the payment at maturity. Because the absolute value of the underlier return of -10.00% is +10.00%, the payment at maturity is equal to:

$1,000 + ($1,000 × 10.00%) = $1,100.00

The total return on the Trigger PLUS is 10.00%.

Example 4: The value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $50.00.

Because the final underlier value is less than the trigger value, the payment at maturity is equal to $500.00 per Trigger PLUS, calculated as follows:

($1,000 × underlier performance factor)

= $1,000 × (final underlier value / initial underlier value)

= $1,000 × ($50.00 / $100.00) = $500.00

The total return on the Trigger PLUS is -50.00%.

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Risk Factors

An investment in the Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. Investing in the Trigger PLUS is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). Some of the risks that apply to an investment in the Trigger PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Trigger PLUS generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Trigger PLUS unless you understand and can bear the risks of investing in the Trigger PLUS.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final underlier value is less than the trigger value, which is 80% of the initial underlier value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Trigger PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of at least $1,386.00 per Trigger PLUS (at least 138.60% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Although the upside leverage factor provides 200% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to at least 138.60% of the stated principal amount for the Trigger PLUS, any increase in the final underlier value as compared to the initial underlier value by more than 19.30% (in the case where the maximum payment at maturity is 138.60% of the stated principal amount) of the initial underlier value will not further increase the return on the Trigger PLUS.

▪	Your potential for a positive return from depreciation of the underlier is limited. The absolute value return feature applies only if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, which is equal to 80% of the initial underlier value. Thus, any return potential of the Trigger PLUS in the event that the final underlier value is less than the initial underlier value is limited to 20%. Any decline in the final underlier value from the initial underlier value by more than 20% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪	Any payment on the Trigger PLUS will be determined based on the closing prices of the underlier on the dates specified. Any payment on the Trigger PLUS will be determined based on the closing prices of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	Owning the Trigger PLUS is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your Trigger PLUS may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the Trigger PLUS, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS could be materially and adversely affected.

Even if the treatment of the Trigger PLUS is respected, the IRS may assert that the Trigger PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying

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prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

▪	Credit of issuer. The Trigger PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Trigger PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the Trigger PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Trigger PLUS (or the trustee on behalf of the holders of the Trigger PLUS), by acquiring the Trigger PLUS, each holder and beneficial owner of the Trigger PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Trigger PLUS losing all or a part of the value of your investment in the Trigger PLUS or receiving a different security from the Trigger PLUS, which may be worth significantly less than the Trigger PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Trigger PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Trigger PLUS will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Trigger PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

▪	Certain features of exchange-traded funds will impact the value of the Trigger PLUS. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities or other assets not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlier’s investment adviser may have the right to use a portion of the underlier’s assets to invest in shares of equity securities that are not included in the tracked index. The underlier is not actively managed, and the underlier’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlier’s losses may be greater than if the underlier invested only in conventional securities.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, the component securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares

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in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. Because the Trigger PLUS are linked to the performance of the underlier and not the tracked index, the return on your Trigger PLUS may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the Trigger PLUS or result in the Trigger PLUS being accelerated. The investment adviser of the underlier may add, delete or substitute the component securities held by the underlier or make changes to its investment strategy, and the sponsor of the tracked index may add, delete, substitute or adjust the securities composing the tracked index or make other methodological changes to the tracked index that could affect its performance. In addition, if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the underlier or, if no successor fund is available, the maturity date of the Trigger PLUS will be accelerated for a payment determined by the calculation agent. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Trigger PLUS. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Trigger PLUS if they were not accelerated. However, if we elect not to accelerate the securities, the value of, and any amount payable on, the securities could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the Trigger PLUS upon the occurrence of certain events that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Trigger PLUS. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These legislative or regulatory actions could result in restrictions on the Trigger PLUS or the de-listing of the underlier. You may lose a significant portion or all of your initial investment in the Trigger PLUS if the underlier is de-listed or if you are forced to divest the Trigger PLUS due to government mandates, especially if such de-listing occurs or such divestment must be made at a time when the value of the Trigger PLUS has declined. See “—Adjustments to the underlier or to its tracked index could adversely affect the value of the Trigger PLUS or result in the Trigger PLUS being accelerated” above.

▪	There are risks associated with investments in securities, such as the Trigger PLUS, linked to the value of non-U.S. equity securities. The component securities held by the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Trigger PLUS, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The Trigger PLUS are subject to risks associated with emerging markets. The component securities held by the underlier have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible

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at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

Since June 2018, the component securities held by the underlier have included equity securities that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, as well as certain foreign ownership restrictions. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

▪	The price of the underlier is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the underlier. Because the price of the underlier is related to the U.S. dollar value of the component securities held by the underlier, the price of the underlier will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the underlier trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the price of the underlier will be adversely affected and any payments on the Trigger PLUS may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the underlier and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the underlier and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the underlier, the United States and other countries important to international trade and finance.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, as a result, the trigger value, which is the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the Trigger PLUS, may engage in various activities or make determinations that could materially affect your Trigger PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Trigger PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the Trigger PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Trigger PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Trigger PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Trigger PLUS.

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In addition, the role played by Barclays Capital Inc., as the agent for the Trigger PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Trigger PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Trigger PLUS and such compensation or financial benefit may serve as an incentive to sell the Trigger PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the Trigger PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the Trigger PLUS. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the Trigger PLUS to you. This additional projected profit may create a further incentive for the selected dealer to sell the Trigger PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the Trigger PLUS. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the Trigger PLUS. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Trigger PLUS, and any of these determinations may adversely affect any payments on the Trigger PLUS.

Risks Relating to the Estimated Value of the Trigger PLUS and the Secondary Market

▪	The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Trigger PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Trigger PLUS. The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Trigger PLUS to maturity.

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Trigger PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the Trigger PLUS more than any other single factor, other factors that may influence the value of the Trigger PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the Trigger PLUS mature;

o	supply and demand for the Trigger PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities held by the underlier trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® MSCI Emerging Markets ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪	The estimated value of your Trigger PLUS is expected to be lower than the initial issue price of your Trigger PLUS. The estimated value of your Trigger PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial

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issue price of your Trigger PLUS. The difference between the initial issue price of your Trigger PLUS and the estimated value of the Trigger PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

▪	The estimated value of your Trigger PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Trigger PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Trigger PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Trigger PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Trigger PLUS in the secondary market. As a result, the secondary market price of your Trigger PLUS may be materially different from the estimated value of the Trigger PLUS determined by reference to our internal pricing models.

▪	The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Trigger PLUS and may be lower than the estimated value of your Trigger PLUS. The estimated value of the Trigger PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Trigger PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Trigger PLUS. Further, as secondary market prices of your Trigger PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Trigger PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Trigger PLUS, secondary market prices of your Trigger PLUS will likely be lower than the initial issue price of your Trigger PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Trigger PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Trigger PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Trigger PLUS on the pricing date, as well as the secondary market value of the Trigger PLUS, for a temporary period after the initial issue date of the Trigger PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Trigger PLUS.

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iShares® MSCI Emerging Markets ETF Overview

According to publicly available information, the underlier is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which is currently the MSCI Emerging Markets Index (the “tracked index”). The tracked index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-cap segments of global emerging markets. For more information about the underlier, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Information about the underlier as of market close on July 10, 2023:

Bloomberg Ticker Symbol:	EEM	52 Week High:	$42.50
Current Closing Price:	$39.42	52 Week Low:	$33.93
52 Weeks Ago (7/11/2022):	$39.02

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 2, 2018 through July 10, 2023. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on July 10, 2023 was $39.42. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the Trigger PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

iShares® MSCI Emerging Markets ETF	High	Low	Period End
2018
First Quarter	$52.08	$45.69	$48.28
Second Quarter	$48.14	$42.33	$43.33
Third Quarter	$45.03	$41.14	$42.92
Fourth Quarter	$42.93	$38.00	$39.06
2019
First Quarter	$43.71	$38.45	$42.92
Second Quarter	$44.59	$39.91	$42.91
Third Quarter	$43.42	$38.74	$40.87
Fourth Quarter	$45.07	$40.27	$44.87
2020
First Quarter	$46.30	$30.61	$34.13
Second Quarter	$41.19	$32.67	$39.99
Third Quarter	$45.55	$40.44	$44.09
Fourth Quarter	$51.70	$43.99	$51.67
2021
First Quarter	$57.96	$51.68	$53.34
Second Quarter	$56.09	$52.01	$55.15
Third Quarter	$54.84	$49.50	$50.38
Fourth Quarter	$52.50	$47.44	$48.85
2022
First Quarter	$50.85	$41.54	$45.15
Second Quarter	$46.71	$39.40	$40.10
Third Quarter	$41.05	$34.88	$34.88
Fourth Quarter	$39.54	$33.93	$37.90
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iShares® MSCI Emerging Markets ETF	High	Low	Period End
2023
First Quarter	$42.50	$37.27	$39.46
Second Quarter	$41.02	$38.19	$39.56
Third Quarter (through July 10, 2023)	$40.00	$38.95	$39.42

Underlier Historical Performance*— January 2, 2018 to July 10, 2023

* The dotted line indicates a hypothetical trigger value of 80% of the closing price of the underlier on July 10, 2023. The actual trigger value will be equal to 80% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Trigger PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the Trigger PLUS (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Trigger PLUS, which should equal the amount you paid to acquire the Trigger PLUS. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the original issue price. The Trigger PLUS could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Trigger PLUS described above, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Trigger PLUS do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Trigger PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application

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of Section 871(m) will be provided in the pricing supplement for the Trigger PLUS. You should consult your tax advisor regarding the potential application of Section 871(m) to the Trigger PLUS.
Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on the underlier or the tracked index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each Trigger PLUS they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each Trigger PLUS, in each case as specified on the cover page of this document.

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